UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALBEMARLE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Albemarle Corporation (“Company” or “Albemarle”) will be held at the Lod Cook Conference Center, 3848 West Lakeshore Drive, Baton Rouge, Louisiana on Wednesday, April 20, 2005, at 11:00 A.M., Central Daylight Time, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	To conduct any other business properly raised at the meeting.

Holders of shares of Albemarle common stock of record at the close of business on March 11, 2005, will be entitled to vote at the meeting.

You are requested to vote your shares promptly by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided, or by telephone or over the Internet, regardless of whether you expect to attend the meeting.

If you are present at the meeting, you may vote in person even if you already have voted your proxy by mail, by telephone or over the Internet.

Seating at the meeting will be on a first-come, first-served basis. To ensure that you have a seat, please arrive early. Refreshments will be served prior to the start of the meeting.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

March 18, 2005

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

ALBEMARLE CORPORATION

TO BE HELD APRIL 20, 2005

APPROXIMATE DATE OF MAILING—MARCH 25, 2005

Q:	Who is eligible to vote?

A:	You may vote if you owned shares of Albemarle common stock on March 11, 2005, the date established by the Board of Directors under Virginia law for determining shareholders entitled to notice of and to vote at the meeting. On the record date, there were outstanding 46,564,405 shares of Albemarle common stock. Each share of Albemarle common stock is entitled to one vote.

Q:	Who is asking for my vote and why are you sending me this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement.

The Company is providing this proxy statement and related proxy card to shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald have been designated as proxies for the 2005 annual meeting.

Q:	What will I be voting on at the meeting?

A:	You will be voting on the following matters:

•	Election of 10 directors.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

•	Any other business properly raised at the meeting.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle common stock voted in the election of directors.

Q:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the nominees for director and “FOR” the ratification of PricewaterhouseCoopers LLP.

Q:	How do I vote?

A:	You may vote

•	by attending the meeting and voting in person,

•	by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided or

•	by telephone or over the Internet by following the instructions provided on the enclosed proxy card.

Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the meeting. A proxy can be changed or revoked by

•	delivering a later dated proxy, or written notice of revocation, to the Secretary of the Company at the address listed under “Shareholder Proposals” on page 19 or

•	appearing at the meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the meeting will not itself revoke a proxy.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and according to the discretion of the proxy holders on any other business proposal properly raised at the meeting.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It will depend on how your ownership of shares of Albemarle common stock is registered. If you own your shares as a registered holder, which means that your shares of Albemarle common stock are registered in your name, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement, which is explained below. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own your shares of Albemarle common stock in street name, which means that your shares are registered in the name of your broker, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under the rules of the New York Stock Exchange to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

Q:	Are abstentions and broker non-votes counted?

A:	Abstentions, broker non-votes and, with respect to the election of directors, withheld votes will not be included in the vote totals and will not affect the outcome of the vote.

Q:	What constitutes a quorum for the meeting?

A:	In order for the meeting to be conducted, a majority of the outstanding shares of Albemarle common stock as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	Where can I find the results of the annual meeting?

A:	The Company intends to announce preliminary voting results at the annual meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2005.

Q:	Where can I find the Company’s corporate governance materials?

A:	The Company’s Corporate Governance Guidelines, Code of Conduct and the charters of the Audit, Executive Compensation, and Nominating and Governance Committees are available on the Company’s Internet website at http://www.albemarle.com, Investor Information, Corporate Governance, and are available in print to any shareholder upon request by contacting the Company’s investor relations department as described in “—How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004?” below.

Q:	How do I communicate with the Board of Directors?

A:

Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board or a specified individual member of the Board in writing by mail at Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chairman of the Nominating and Governance Committee or by electronic mail at nominating_governance_chair@albemarle.com. The Chairman of the Nominating and Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating and Governance

Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities.

Q:	Who pays for the solicitation of proxies?

A:	The Company will pay for the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by employees of the Company. The Altman Group, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Company will pay that firm $5,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters.

Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004?

A:	A copy of the Company’s Annual Report on Form 10-K is enclosed.

The Company will provide without charge to each person to whom this proxy statement has been delivered, on the request of any such person, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules. Requests should be directed to the Company’s investor relations department as described below:

Albemarle Corporation
330 South Fourth Street
Richmond, Virginia 23219
Attention: Investor Relations
Telephone: (804) 788-6045

A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

ELECTION OF DIRECTORS

The Nominating and Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the persons named below as nominees for election to the Board of Directors. J. Alfred Broaddus, Jr., who was appointed to serve as a director of the Company by the Board of Directors on August 18, 2004, was recommended to the Nominating and Governance Committee by one of our independent directors. Each of the nominees presently serves as a director. Proxies will be voted for the election of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate) as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Lloyd B. Andrew is not standing for reelection as a director.

Our bylaws currently provide that our Board of Directors shall consist of 11 directors. The Nominating and Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, 10 persons as nominees for election to the Board of Directors. At its meeting immediately following the annual meeting, the Board of Directors intends to amend our bylaws to decrease the size of the Board of Directors from 11 to 10 directors to remove the vacancy created by Mr. Andrew’s departure, which will be effective immediately following the annual meeting. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Mark C. Rohr; age 53; director since 2001; President and Chief Executive Officer since October 1, 2002, having previously served as President and Chief Operating Officer of the Company from January 1, 2000 through September 30, 2002, and Executive Vice President of the Company from March 22, 1999 through December 31, 1999, and Senior Vice President, Specialty Chemicals, of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products and a subsidiary of Occidental Petroleum Corporation) prior thereto.

Charles E. Stewart; age 69; director since 1997; consultant, having previously served as Executive Vice President of Occidental Chemical Corporation.

William M. Gottwald; age 57; director since 1999; Chairman of the Board of Directors of the Company since March 28, 2001, having previously served as Vice President, Corporate Strategy, of the Company. Other directorship: Tredegar Corporation.

Seymour S. Preston III; age 71; director since 1996; President of The Millrace Group (consulting services), having previously served as Chairman of the Board and Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal deburring and finishing machinery) from December 1994 through August 2003. Other directorship: Tufco Technologies Inc.

John Sherman, Jr.; age 59; director since 2003; Vice Chairman of Scott & Stringfellow, Inc. (regional brokerage) since September 1, 2002, having previously served as President and Chief Executive Officer of Scott & Stringfellow.

Floyd D. Gottwald, Jr.; age 82; director since 1994; Vice Chairman of the Board and Chairman of the Executive Committee of the Board since October 1, 2002, having previously served as Chairman of the Executive Committee and Chief Executive Officer of the Company from March 28, 2001 through September 30, 2002, and Chairman of the Board and Executive Committee and Chief Executive Officer of the Company prior thereto. Other directorship: Tredegar Corporation.

Richard L. Morrill; age 65; director since 2002; Chancellor and Distinguished University Professor of Ethics and Democratic Values—University of Richmond since July 1, 1998, having previously served as President of the University of Richmond. Other directorship: Tredegar Corporation.

Anne Marie Whittemore; age 59; director since 1996; Partner of McGuireWoods LLP (law firm). Other directorships: Owens & Minor, Inc. and T. Rowe Price Group, Inc.

John D. Gottwald; age 51; director since 1994; Chairman of the Board of Tredegar Corporation (global manufacturer of plastic films and aluminum extrusions since September 11, 2001, having previously served as President and Chief Executive Officer of Tredegar Corporation from 1989 through September 10, 2001. Other directorship: Tredegar Corporation.

J. Alfred Broaddus, Jr.; age 65; director since August 18, 2004; having previously served as President of the Federal Reserve Bank of Richmond until July 31, 2004. Other directorships: Markel Corporation, Owens & Minor, Inc. and T. Rowe Price Group, Inc.

The Board recommends that shareholders vote “FOR” all of the nominees listed above.

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on the Company’s website at http://www.albemarle.com, Investor Information, Corporate Governance.

Independence of Directors

The Board of Directors has determined that the following directors are “independent” within the listing standards of the New York Stock Exchange, and the independence standards of the Company’s Corporate Governance Guidelines, which are set forth below: Andrew, Broaddus, Morrill, Preston, Sherman, Stewart and Whittemore.

As set forth in the Company’s Corporate Governance Guidelines, in order for a director to be considered “independent” by the Board, he or she must (1) be free of any relationship that, applying the rules of the New York Stock Exchange, would preclude a finding of independence and (2) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with the Company or any of its affiliates or any executive officer of the Company or any of its affiliates. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Securities Exchange Act of 1934 (the “Exchange Act”). If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During 2004, the Board held seven meetings. During 2004, each of the directors attended 100% of the aggregate of (1) the total number of meetings of all committees of the Board on which the director then served and (2) the total number of meetings of the Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled Board meetings in 2004. The Chairman of the Nominating and Governance Committee presides at the executive session of the non-management directors, as provided in the Company’s Corporate Governance Guidelines. Shareholders and other interested persons may contact the Chairman of the Nominating and Governance Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers—How do I communicate with the Board of Directors?” on page 2.

Attendance at Annual Meeting

As set forth in the Company’s Corporate Governance Guidelines, the Company expects all directors to attend the annual meeting of shareholders each year. All directors attended last year’s annual meeting of shareholders.

Director Continuing Education

The Company encourages directors to attend director continuing education programs. In 2004, three of our directors attended director continuing education programs approved by Institutional Shareholders Services.

Committees of the Board

The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Audit Committee

Sherman (Chairman), Andrew, Broaddus and Preston currently serve on the Company’s Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. During 2004, the Audit Committee met on nine occasions. The Board of Directors has determined that the members of the Audit Committee are “independent” within the meaning of the enhanced independence standards for audit committee members in the Exchange Act and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and the independence standards of the Company’s Corporate Governance Guidelines. The Board of Directors has also determined that each of Sherman and Preston is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. For a description of the Audit Committee’s function, see the Audit Committee Report beginning on page 17.

Executive Compensation Committee

Morrill (Chairman), Preston and Whittemore currently serve as the Company’s Executive Compensation Committee. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. The Board of Directors has determined that all of the members of the Executive Compensation Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the independence standards of the Company’s Corporate Governance Guidelines. During 2004, the Executive Compensation Committee met on eight occasions. This committee approves the salaries of executive-level employees. It also approves bonus awards, certain consultant agreements and initial salaries of new executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock and incentive awards under the Company’s 2003 Incentive Plan (the “2003 Incentive Plan”). For a description of the objectives of the Company’s executive compensation program, see the Executive Compensation Committee Report beginning on page 13.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Stewart (Chairman), Morrill and Whittemore, and operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers—Where can I find the Company’s corporate governance materials?” on page 2. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the independence standards of the Company’s Corporate Governance Guidelines. During 2004, this committee met on five occasions. The primary purposes and responsibilities of the Nominating and Governance Committee are (1) to identify individuals qualified to become directors, consistent with the criteria approved by the Board and described in the Corporate Governance Guidelines, (2) to recommend to the Board the selection of nominees for election to the Board of Directors, (3) to recommend to the Board the individual directors to serve on the committees of the Board and (4) to recommend to the Board corporate governance guidelines and oversee related governance matters.

Director Candidate Recommendations and Nominations By Shareholders.    The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Nominating and Governance Committee through the method described in “Questions and Answers—How do I communicate with the Board of Directors?” on page 2. In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the bylaws and summarized in “Shareholder Proposals” on page 19.

Nominating and Governance Committee Process For Identifying and Evaluating Director Candidates.    The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominating and Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. In addition, the Nominating and Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Compensation of Directors

Director Compensation

Effective January 1, 2004 until March 31, 2004, outside directors were paid $14,000 per quarter as a retainer plus $1,200 for each board meeting and $1,000 for each committee meeting.

Effective April 1, 2004, outside directors were paid $15,800 per quarter ($63,200 per year) for service as a director. In addition, directors received an annual amount based on their committee service: Audit Committee members received $9,000 and the Chairman of the Audit Committee received an additional $6,000; Executive Compensation Committee members received $7,000 and the Chairman of the Executive Compensation Committee received an additional $4,500; and Nominating and Governance Committee members received $5,000 and the Chairman of the Nominating and Governance Committee received an additional $3,000. Employee members of the Board of Directors were not paid separately for service on the Board.

Other Compensation

In 2004, John D. Gottwald received $47,528 in value attributed to his personal use of Albemarle’s aircraft.

Stock Ownership Requirements

Under the Company’s policy for stock ownership by its non-employee directors, all non-employee directors are to achieve ownership of Albemarle common stock equal to the lesser of 5,000 shares, or $150,000 value, after five years of service as a director. Currently, all of the Company’s non-employee directors with five years of service satisfy these stock ownership requirements for non-employee directors.

Retirement Compensation

Any director who became a member of the Board on or before October 27, 1999 and retires from the Board after age 60 with at least five years’ service on the Board will receive, commencing with retirement from the Board, $12,000 per year for life, payable in quarterly installments. The following current directors will be eligible for this benefit upon their retirement after age 60: Andrew, Stewart, Preston, Whittemore, John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr. The payment period limitation on this benefit may be waived in certain circumstances. In addition, such retirement payments to former directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any director who became a member of the Board after October 27, 1999.

Deferred Compensation

Non-employee directors may defer, in 10% increments, all or part of their retainer fee and/or meeting fees into either a deferred cash account or a deferred stock account (the “Deferred Compensation Plan”), or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan will be paid in a single sum unless the participant specifies installment payments over a period up to 10 years. Unless otherwise elected by the participant, distributions will begin on February 15 following the participant’s attainment of age 65 or ceasing to be a director. The maximum aggregate number of shares of Albemarle common stock that may be awarded under the Deferred Compensation Plan is 100,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William M. Gottwald, a director and Chairman of the Board of the Company, and John D. Gottwald, a director of the Company, are sons of Floyd D. Gottwald, Jr., a director and Vice Chairman of the Board and Chairman of the Executive Committee of the Company. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Company.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Exchange Act that have been received by the Company, the Company believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Albemarle common stock, except for the late filing of one Statement of Changes in Beneficial Ownership of Securities on Form 4 for Anne M. Whittemore to report indirect ownership of shares held by her spouse.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, was the beneficial owner, as of December 31, 2004, of more than 5% of the outstanding voting shares of the Company.

Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Common Stock	Floyd D. Gottwald, Jr., William M. Gottwald, John D. Gottwald and James T. Gottwald 330 South Fourth Street Richmond, Virginia 23219	9,211,222(a)(b)(c)(d)	21.80%

(a)	As of December 31, 2004, Floyd D. Gottwald, Jr. and his adult sons, William M. Gottwald, John D. Gottwald and James T. Gottwald, had sole voting and investment power over all of the shares disclosed, except 3,932,647 shares held by their respective wives, children and in certain trust relationships as to which they disclaim beneficial ownership. As of December 31, 2004, Floyd D. Gottwald, Jr. beneficially owned 4,855,279 shares (11.54%) of Albemarle common stock, and William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 2,920,421 shares (6.94%), 2,355,889 shares (5.62%) and 2,290,618 shares (5.47%), respectively, of Albemarle common stock. The overlap in beneficial ownership caused by certain shared trust relationships has been eliminated in calculating the 9,211,222 shares listed above. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding voting shares of the Company beneficially owned by each of William M. Gottwald, John D. Gottwald and James T. Gottwald. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle common stock.

(b)	This amount includes any shares held by Merrill Lynch Trust Company (“Merrill Lynch”) as Trustee under the Company’s savings plan (the “Albemarle Savings Plan”) for the benefit of William M. Gottwald. This amount does not include shares held by the Trustee of the Albemarle Savings Plan for the benefit of other employees. Floyd D. Gottwald, Jr. is not eligible to participate in the Albemarle Savings Plan. Shares held under the Albemarle Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the Albemarle Savings Plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board of Directors’ recommendations to the shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of the Company, they may be deemed to be control persons of the Company and to have the capacity to control any such recommendation of the Board of Directors.

(c)	This amount does not include any shares held by Frank Russell Trust Company, Tacoma, Washington, as Trustee under the Tredegar Corporation Retirement Savings Plan (the “Tredegar Savings Plan”). It also does not include shares held by Merrill Lynch as Trustee under the savings plan of NewMarket Corporation (the “NewMarket Savings Plan”) for the benefit of employees of NewMarket Corporation. Shares held under the Tredegar Savings Plan and the NewMarket Savings Plan are voted by the Trustees in accordance with instructions solicited from each participating employee. With respect to shares of Albemarle common stock, if a participating employee does not give the Trustees voting instructions, his or her shares generally are voted by the Trustees in accordance with the recommendations of Albemarle’s Board of Directors to its shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of Albemarle, they may be deemed to have the capacity to control any such recommendation of the Board of Directors.

(d)	On January 13, 2005, John D. Gottwald and certain affiliates of Floyd D. Gottwald, Jr. (collectively, the “selling shareholders”) entered into an Underwriting Agreement, dated as of January 13, 2005, among Albemarle, the selling shareholders and Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC, and the other several underwriters named in the underwriting agreement, pursuant to which Albemarle and the selling shareholders agreed to sell and the underwriters agreed to purchase an aggregate of 4,488,420 shares of Albemarle common stock, 4,000,000 of which were offered by Albemarle and 488,420 of which were offered by the selling shareholders, at a public offering price of $34.00 per share. The completion of this offering occurred on January 20, 2005.

As of January 20, 2005, following the completion of this offering, Floyd D. Gottwald, Jr., William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 8,724,797 shares of Albemarle common stock (18.85%) and had sole voting and investment power over all of these shares, except 3,737,277 shares held by their respective wives, children and in certain trust relationships as to which they disclaim beneficial ownership. As of January 20, 2005, Floyd D. Gottwald, Jr. beneficially owned 4,660,754 shares (10.12%) of Albemarle common stock, and William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 2,828,522 shares (6.13%), 2,062,839 shares (4.49%) and 2,197,568 shares (4.79%), respectively, of Albemarle common stock. The overlap in beneficial ownership caused by certain shared trust relationships has been eliminated in calculating the 8,724,797 beneficially owned as of January 20, 2005. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding voting shares of the Company beneficially owned by each of William M. Gottwald, John D. Gottwald and James T. Gottwald.

Directors and Executive Officers

The following table sets forth as of December 31, 2004, the beneficial ownership of Albemarle common stock by each director of the Company, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power[1]	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class[2]
Lloyd B. Andrew	10,287	—	10,287
J. Alfred Broaddus, Jr.	—	—	—
Floyd D. Gottwald, Jr.	1,159,909	3,695,370[3]	4,855,279	11.54%
John D. Gottwald	702,474	1,653,415[4]	2,355,889	5.62%
William M. Gottwald	1,133,509	1,786,913[5]	2,920,421	6.94%
Richard L. Morrill	1,423	1,500	2,923
Seymour S. Preston III	14,081	750	14,831
George A. Newbill	145,953	—	145,953
Paul F. Rocheleau	1,858	1,019	2,877
Mark C. Rohr	359,761	—	359,761
John Sherman, Jr.	5,000	—	5,000
Charles E. Stewart	9,586	—	9,586
John M. Steitz	68,723	—	68,723
Anne Marie Whittemore	6,183	350[6]	6,533
Directors and executive officers as a group (19 persons)[7]	3,662,531	5,531,255	9,193,786	21.52%

[1]	The amounts in this column include shares of Albemarle common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of December 31, 2004: Floyd D. Gottwald, Jr.: 157,500 shares; William M. Gottwald: 202,500 shares; Newbill: 63,000 shares; Rohr: 337,500 shares; Steitz: 63,000 shares; and directors and executive officers as a group: 823,500 shares.

[2]	Except as indicated, each person owns less than 1% of Albemarle common stock.

[3]	Floyd D. Gottwald, Jr. disclaims beneficial ownership of all 3,695,370 of such shares.

[4]	John D. Gottwald disclaims beneficial ownership of all 1,653,415 of such shares. The 1,653,415 shares include 1,593,050 shares of Albemarle common stock that John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[5]	William M. Gottwald disclaims beneficial ownership of all 1,786,913 of such shares. The 1,786,913 shares include 1,593,050 shares of Albemarle common stock that William M. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[6]	Whittemore disclaims beneficial ownership of all 350 of such shares.

[7]	John D. Gottwald and William M. Gottwald share voting and investment power for 1,608,062 shares of Albemarle common stock. This overlap in beneficial ownership has been eliminated in calculating the number of shares and percentage of the class owned by the Company’s directors and executive officers as a group.

[8]	For a discussion of the beneficial ownership of Albemarle common stock by Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald as of January 20, 2005, see footnote (d) under “Stock Ownership—Principal Shareholders” beginning on page 7.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information relating to total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the “Named Officers”) for each of the fiscal years ended December 31, 2004, 2003 and 2002.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Awards Options/ SARs	Payouts LTIP Payouts	All Other Compensation
Mark C. Rohr	2004	$540,000	$400,000	$—	$—	—	$—	$27,000[3]
President and Chief	2003	600,000	90,000	—	—	75,000	89,970[2]	30,000[3]
Executive Officer[1]	2002	500,000	175,000	—	—	100,000	—	22,542[3]

Paul F. Rocheleau	2004	$350,004	$180,000	$—	$—	—	$—	$17,500[5]
Senior Vice President and	2003	350,004	50,000	—	—	35,000	—	18,376[5]
Chief Financial Officer[4]	2002	162,500	60,000	—	—	50,000	—	6,250[5]

John M. Steitz	2004	$300,000	$180,000	$—	$—	—	$—	$15,000[7]
Senior Vice President —	2003	281,834	55,000	—	—	20,000	67,477[2]	8,154[7]
Business Operations[6]	2002	255,169	82,000	—	—	20,000	—	12,758[7]

William M. Gottwald	2004	$270,000	$170,000	$—	$—	—	$—	$13,500[8]
Chairman of the Board	2003	300,000	45,000	—	—	25,000	71,976[2]	15,000[8]
	2002	262,500	90,000	—	—	25,000	—	13,234[8]

George A. Newbill	2004	$270,000	$145,000	$—	$—	—	$—	$13,500[10]
Senior Vice President —	2003	248,740	50,000	—	—	20,000	71,976[2]	12,437[10]
Manufacturing Operations[9]	2002	240,950	72,000	—	—	20,000	—	12,047[10]

[1]	Rohr served as President and Chief Operating Officer of the Company through September 30, 2002. Effective October 1, 2002, Rohr became President and Chief Executive Officer of the Company.

[2]	Reflects the value of performance units awarded at the end of the four-year performance period for performance units granted under the Company’s 1998 Incentive Plan (the “1998 Plan”). The valuation date was January 29, 2004, the date of approval by the Executive Compensation Committee of the Board, based on $29.99 per share, the closing price of Albemarle common stock at that date.

[3]	Includes contributions to the Albemarle Savings Plan ($6,750, $10,000 and $10,000) and accruals in the Company’s supplemental executive retirement plan ($20,250, $20,000 and $12,542) for 2004, 2003 and 2002, respectively.

[4]	Effective June 17, 2002, Rocheleau became Senior Vice President and Chief Financial Officer of the Company.

[5]	Includes accruals in the Albemarle Savings Plan ($10,250, $9,877 and $6,250) and accruals in the Company’s supplemental executive retirement plan ($7,250, $8,499 and $0) for 2004, 2003 and 2002 respectively.

[6]	Effective January 1, 2004, Steitz became Senior Vice President, Business Operations. He previously served as Vice President, Business Operations.

[7]	Includes contributions to the Albemarle Savings Plan ($9,250, $8,154 and $10,000) and accruals to the Company’s supplemental executive retirement plan ($5,750, $0 and $2,758) for 2004, 2003 and 2002, respectively.

[8]	Includes accruals in the Albemarle Savings Plan ($10,250, $10,000 and $10,000) and accruals in the Company’s supplemental executive retirement plan ($3,250, $5,000 and $3,234) for 2004, 2003 and 2002, respectively.

[9]	Effective January 1, 2004, Newbill became Senior Vice President, Manufacturing Operations. Prior to that, he served as Vice President, Manufacturing Operations.

[10]	Includes accruals in the Albemarle Savings Plan ($10,250, $10,000 and $10,000) and accruals in the Company’s supplemental executive retirement plan ($3,250, $2,437 and $2,047) for 2004, 2003 and 2002, respectively.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table presents information concerning stock options and SAR exercises by the Named Officers and fiscal year-end option/SAR values as of December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($)[2]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark C. Rohr	—	—	237,500[1]	187,500[1]	$3,791,813	$2,725,875
Paul F. Rocheleau	—	—	0	85,000[1]	$0	$773,300
William M. Gottwald	—	—	177,500[1]	62,500[1]	$3,433,425	$937,375
George A. Newbill	18,000	$286,875	43,000[1]	45,000[1]	$610,690	$656,350
John M. Steitz	—	—	43,000[1]	65,000[1]	$667,878	$972,738

[1]	Each of these options relates to Albemarle common stock and does not include a tandem SAR.

[2]	These values are based on $38.71 a share, the closing price of Albemarle common stock on the New York Stock Exchange on December 31, 2004.

Long-term Incentive Plan—Awards in Last Fiscal Year

The following table presents information concerning performance unit awards made under the 2003 Incentive Plan during 2004 to the Named Officers.

Name	Number of Shares, Units or Other Rights (#)[1]	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Mark C. Rohr	40,000	2 years	20,000	40,000	60,000
Paul F. Rocheleau	20,000	2 years	10,000	20,000	30,000
George A. Newbill	15,000	2 years	7,500	15,000	22,500
John M. Steitz	20,000	2 years	10,000	20,000	30,000
William M. Gottwald	20,000	2 years	10,000	20,000	30,000

[1]	At the end of the performance period for the contingent performance units, the executive officer will be entitled to receive that number of performance units ranging from 0 percent to 150 percent of the number of contingent units based upon the Company’s net income growth for the performance period. The performance units are earned as soon as practicable after the end of the measurement period (January 1, 2006) when the Executive Compensation Committee determines the number of units to be awarded; and 50% of the award vests in January 2006 and the balance vests January 1, 2007. Performance units will be paid in whole shares of Albemarle common stock.

Equity Compensation Plan Information

The following table presents information as of December 31, 2004 with respect to compensation plans under which shares of Albemarle common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans[2]
Equity Compensation Plans Approved by Shareholders 1994 Incentive Plan 1998 Incentive Plan 2003 Incentive Plan	547,000 2,050,341 312,000	$22.75 23.52 30.34	0[3] 0[4] 2,321,000

Equity Compensation Plans Not Approved by Shareholders[5]	—	—	—
Total	2,909,341	$24.10	2,321,000

[1]	There are no outstanding warrants or rights.

[2]	Amounts exclude any securities to be issued upon exercise of outstanding options.

[3]	As permitted under the terms of the 1994 Plan, the Company approved an amendment to the 1994 Plan effective December 30, 2002 canceling all authorized shares remaining for future grants or awards.

[4]	As permitted under the terms of the 1998 Plan, the Company approved an amendment to the 1998 Plan effective October 1, 2003 canceling all authorized shares remaining for future grants or awards.

[5]	The Company does not have any equity compensation plans that have not been approved by shareholders.

Retirement Benefits

The following table illustrates, under the Company’s pension plan for salaried employees, the estimated benefits upon retirement at age 65, determined as of December 31, 2004, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), they will be paid under the Company’s supplemental executive retirement plan (“SERP”). This table includes the amounts that would be payable under the qualified pension plan and the SERP.

Pension Plan Table*

Final Average Earnings	10	15	20	25	30	35	40
$ 300,000	$43,149	$64,723	$86,297	$107,872	$129,446	$151,020	$172,595
$ 350,000	$50,649	$75,973	$101,297	$126,622	$151,946	$177,270	$202,595
$ 400,000	$58,149	$87,223	$116,297	$145,372	$174,446	$203,520	$232,595
$ 450,000	$65,649	$98,473	$131,297	$164,122	$196,946	$229,770	$262,595
$ 500,000	$73,149	$109,723	$146,297	$182,872	$219,446	$256,020	$292,595
$ 550,000	$80,649	$120,973	$161,297	$201,622	$241,946	$282,270	$322,595
$ 600,000	$88,149	$132,223	$176,297	$220,372	$264,446	$308,520	$352,595
$ 650,000	$95,649	$143,473	$191,297	$239,122	$286,946	$334,770	$382,595
$ 700,000	$103,149	$154,723	$206,297	$257,872	$309,446	$361,020	$412,595
$ 750,000	$110,649	$165,973	$221,297	$276,622	$331,946	$387,270	$442,595
$ 800,000	$118,149	$177,223	$236,297	$295,372	$354,446	$413,520	$472,595
$ 850,000	$125,649	$188,473	$251,297	$314,122	$376,946	$439,770	$502,595
$ 900,000	$133,149	$199,723	$266,297	$332,872	$399,446	$466,020	$532,595
$ 950,000	$140,649	$210,973	$281,297	$351,622	$421,946	$492,270	$562,595
$1,000,000	$148,149	$222,223	$296,297	$370,372	$444,446	$518,520	$592,595

*	Assumes attainment of age 65 in 2004 and Social Security Covered Compensation of $46,284

The benefit formula under the pension plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 2004 are: William M. Gottwald, 24; Rohr, 6; Rocheleau, 3; Newbill, 40; and Steitz, 5. Benefits under the pension plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to William M. Gottwald are offset by benefits payable from the qualified and non-qualified pension plans of NewMarket Corporation, based on 15 years of service with Ethyl Corporation, a wholly owned subsidiary of NewMarket.

Supplemental Executive Retirement Plan

The Company maintains a SERP in the form of a non-qualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Company and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. Certain key employees may be granted additional pension service benefits equal to 4% per annum of the employee’s average pay over his or her last three years multiplied by the number of years of service to the Company up to 15 years, net of certain other benefits received from the Company (including amounts received under the qualified and non-qualified plans), previous employers and Social Security. These benefits have been granted to Rohr, Rocheleau and Steitz. In addition, certain key employees may be granted additional pension benefits based on their service and compensation with Ethyl, net of their pension benefits received from NewMarket. Such benefits have been provided to William M. Gottwald. All benefits under the SERP vest upon a Change in Control of the Company, as defined in the SERP.

AGREEMENTS WITH EXECUTIVE OFFICERS

The Company has compensation arrangements with each of Rohr and Rocheleau (the “officer”) that contain change in control provisions. In the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter, the officer may elect to resign in which case (a) he will receive a lump sum payment equal to two times his annual compensation, including base salary and annual incentive compensation, at the previous year’s payment amount, (b) all vested outstanding options will become exercisable and (c) all restricted stock will become non-forfeitable. In addition, in the event that a change in control of the Company were to occur and one or more of the events described below were to occur within 24 months thereafter during the first 10 years of his employment, he will also receive an adjusted benefit payable at normal retirement age under the Company’s non-qualified pension plan without offset from other benefits. The events include (1) a change or diminution of responsibilities or compensation, (2) relocation, (3) a reduction of benefit eligibility or level and (4) failure by a successor company to assume his severance agreement. These benefits also apply in the event that the officer’s employment is terminated following a change in control of the Company.

THE EXECUTIVE COMPENSATION COMMITTEE REPORT

This report of the Executive Compensation Committee of the Board of Directors (the “Committee”) describes the objectives of the Company’s executive compensation program, the various components of the program, and explains the basis of decisions regarding 2004 executive compensation.

The Committee, which consists of three independent directors, held eight meetings during 2004. The Committee retained an outside consultant to provide competitive information and to assist in designing compensation plans. The Committee regularly met in executive session as well as with management and conducted interviews of nine senior managers in the course of evaluating the compensation programs and executive performance. The Committee follows regulatory and legislative developments and considers corporate governance best practices in its work.

The philosophy and incentive programs that constitute the executive compensation program are outlined below.

Overall Objectives of Executive Compensation Program.    The Committee’s guiding philosophy is to establish executive compensation policies that are linked to the creation of sustained shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

•	provide a competitive total compensation opportunity that will enable the Company to attract, retain and motivate highly qualified executives;

•	align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Company’s performance, which is defined in terms of long-term profitability and creating shareholder value; and

•	provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Compensation Program Components.    The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual incentives and long-term incentives with each component geared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on the Company’s performance and on considerations of individual performance and experience. The Committee considers all elements of the program when setting compensation levels.

The Committee periodically meets individually with members of senior management in order to assess progress toward meeting objectives set by the Board of Directors for both annual and long-term compensation.

The Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Company. Surveys include companies in the chemical business, including, but not limited to, some of the companies included in the S&P 1500 Specialty Chemicals Index and the S&P 1500 Diversified Chemicals Index shown in the performance graph on page 16. The Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies. References to the “market” in this report refer to these survey and proxy data.

Base Salaries.    Base salaries are determined in accordance with the responsibilities of each officer, median market data for the position and the officer’s performance. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating the officer’s overall accountabilities to the extent such may be specific to the Company and the demonstrated capabilities of the individual.

Salaries in 2004 were generally maintained at 2003 levels, with the exception of the members of the Executive Committee of the Board (Chairman, Chief Executive Officer and Vice Chairman), who recommended to the Committee that each of their base salaries be reduced by at least 10% for 2004. This base salary decrease was specifically requested to provide leadership as the Company moved its compensation structure to more variable versus fixed pay in 2004, in order to create an even stronger tie between achievement of growth in corporate profit and each employee’s compensation. The Committee acted on these requests and approved the reduction of their base salaries for 2004.

Annual Incentives.    The purpose of the annual incentive component is to create a substantial incentive to officers and key employees to maximize shareholder value and to provide a means for recognizing individual contribution to corporate and business unit results.

Key features of the annual incentive program include the following:

•	a primary emphasis on sustained growth in profit as measured by net income before special items;

•	a significant emphasis on the achievement of key growth objectives related to revenue growth, free cash flow and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) margin;

•	a qualitative assessment of the Company’s strategic achievements in areas of stewardship, governance and development of people;

•	a structured, objective approach to determine awards; and

•	recognition of individual achievement and contribution of participants.

Annual incentive awards are reviewed by the Committee in conjunction with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results. For 2004, annual incentives were based on the performance of the Company as a whole. The performance of the Company reflected growth in revenue by more than 30% compared to 2003 as a result of growth in the Company’s base businesses and the completion of a significant acquisition during the year. Despite escalating raw material and energy costs, the Company achieved growth in net income before special items in excess of 10% over 2003 and exceeded challenging free cash flow goals established at the start of the year. In addition, strategic goals related to stewardship and development of people were evaluated by the Committee as exceeding target for the year. Accordingly, annual incentives were awarded at annual targets set in the program.

Stock Options and Restricted Awards.    The Committee believes strongly that equity-based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for the long- term results of the Company. Stock options and performance share awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management.

The 2003 Incentive Plan:

•	authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the 2003 Incentive Plan.

The Committee has considered alternatives to utilizing stock options as the primary long-term incentive vehicle for senior executives. As a result, the Committee has elected to award grants of performance units to executives, in order to reward growth in shareholder value based on operating results and in recognition of the changing nature of executive compensation. In accordance with this decision, performance unit awards were made to a select group of senior executives in 2004. Future long-term incentive grants will be made on a biannual cycle. These grants may be earned based on achievement of net income goals over two years and are vested in equal increments when earned and the following year. In accordance with the 2003 Incentive Plan, the incentive awards of stock options were made to certain other members of management who are not recipients of the performance unit grant.

Stock Ownership Guidelines.    To further align the interests of members of management with the Company’s shareholders, the Committee has established stock ownership guidelines that encourage the accumulation and retention of Albemarle common stock. The guidelines call for certain members of management to hold a minimum multiple of base salary in shares of Albemarle common stock by the end of the fifth calendar year of participation in the Company’s Incentive Plans. Participation in the 2003 Incentive Plan beyond the fifth calendar year is contingent upon satisfying the applicable guidelines. The current guidelines are as follows:

• Chief Executive Officer	4 x salary
• Other Named Executive Officers	3 x salary
• Other Officers	1x to 2x salary (depending upon position)

At the end of 2004, all members of management covered by these guidelines for five years had met their applicable ownership targets. In concert with changes in future long-term incentive awards noted above, stock ownership guidelines for officers have been modified in 2004, to be effective in 2006, as performance unit awards granted in 2004 are earned. Officers will be required to maintain direct share ownership equal to 60% of the performance units grants made in 2004 and 2006. New officers after 2004 will be required to maintain direct share ownership equal to 60% of the first two grants they receive after becoming an officer of the Company.

Discussion of 2004 Compensation for the Chief Executive Officer.    The Committee met periodically with the Chief Executive Officer, Mark C. Rohr, interviewed key senior executives and reviewed the performance of the Company as well as that of Mr. Rohr for 2004. As a member of the Executive Committee electing to receive a reduced salary in 2004, Mr. Rohr’s salary was decreased by 10% at his request, to provide leadership for the Company’s move to implement a greater proportion of variable pay for employees, payment of which is dependent on the Company’s performance. In concert with the decision to utilize performance units as the primary long term incentive vehicle for executive management, the Committee awarded Rohr 40,000 performance units early in the year, as reflected in the table on page 10, to provide long-term, performance based incentive opportunity commensurate with his contribution to the Company’s success and to provide a strong link for sustained creation of shareholder value. Based on the full year’s results for 2004, the Committee awarded Rohr a bonus of $400,000. This decision was made in recognition of his strategic leadership of the Company, which grew significantly under his leadership in terms of revenue and net income over the past year. The Company achieved outstanding results in the area of stewardship, overcame significant profit challenges in terms of rising raw materials and energy costs, and successfully concluded a major acquisition.

Overall Evaluation of Compensation of Chief Executive Officer and Other Executive Officers.    In making its determination of executive compensation, the Committee reviewed all components of the Chief Executive Officer’s and each of the executive officer’s compensation, including base salary, bonus, equity and long-term incentive compensation, retirement benefits and the costs of all perquisites received. Based on its review, the Committee believes total compensation for the Chief Executive Officer and each other executive officer is within the range of compensation offered by peer group companies and is reasonable and not excessive.

Deductibility of Compensation.    The Committee has carefully considered Section 162(m) of the Internal Revenue Code, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company’s executive officers. The Committee intends, except in special circumstances, that grants of options, awards of performance shares, restricted stock and other cash incentive awards under the 2003 Incentive Plan will comply with the requirements of Section 162(m).

THE EXECUTIVE COMPENSATION COMMITTEE

Richard L. Morrill, Chairman Seymour S. Preston III Anne M. Whittemore

March 2, 2005

PERFORMANCE GRAPH

Cumulative Total Shareholder Return*

Performance through December 31, 2004

Date	Albemarle	S&P 500 Companies	S&P 1500 Specialty Chemicals (excluding Albemarle)	S&P 1500 Diversified Chemicals
12/31/99	$100.00	$100.00	$100.00	$100.00
12/31/00	131.80	90.89	94.04	81.93
12/31/01	130.86	80.14	100.21	77.97
12/31/02	158.15	62.47	99.57	75.75
12/31/03	170.08	80.35	119.62	95.42
12/31/04	223.56	89.07	138.34	111.08

*	Assumes $100 invested on last day of December 1999. Dividends are reinvested quarterly.

The S&P 1500 Specialty Chemicals Index includes the following companies: A. Schulman, Inc., Arch Chemicals, Inc., Cambrex Corporation, Crompton Corporation, Cytec Industries Inc., Ecolab Inc., Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, International Flavors & Fragrances Inc., The Lubrizol Corporation, MacDermid, Incorporated, Material Sciences Corporation, Minerals Technologies Inc., OM Group, Inc., OMNOVA Solutions Inc., Polyone Corporation, Quaker Chemical Corporation, Rohm and Haas Company, RPM International Inc., Sensient Technologies Corporation, Sigma-Aldrich Corporation and The Valspar Corporation. The S&P 1500 Diversified Chemicals Index includes the following companies: Cabot Corporation, The Dow Chemical Company, E.I. duPont de Nemours and Company, Eastman Chemical Company, Engelhard Corporation, FMC Corporation, Hercules Incorporated, Olin Corporation, Penford Corporation and PPG Industries, Inc.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met privately with management, the internal auditors and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, all of whom have unrestricted access to the Committee.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to the independence of that firm as required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

The Audit Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the provision of audit services and permitted non-audit services by the Company’s independent registered public accounting firm. The Company’s chief financial officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, the chief financial officer is responsible for presenting to the Audit Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of revenues paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit Committee prior to completion of the audit.

Fees Billed by PricewaterhouseCoopers LLP

The Audit Committee reviews the fees charged by the Company’s independent registered public accounting firm. During the fiscal years ended December 31, 2004 and December 31, 2003, PricewaterhouseCoopers LLP billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

	2004	2003
Audit Fees	$2,797,000	$949,000
Audit-Related Fees	803,000	228,000
Tax Fees	2,401,000	1,074,000
All Other Fees	2,000	56,000
Total fees	$6,003,000	$2,307,000

Audit Fees.    Audit fees include professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements, including its assessment of the Company’s internal control over financial reporting, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees.    Audit-related fees includes reviews of the Company’s employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions, internal control readiness and planning performed in 2003, and consultation on financial accounting and reporting standards. For both 2004 and 2003, amounts billed to Albemarle were primarily for employee benefit plan reviews and for due diligence and audits related to mergers and acquisitions.

Tax Fees.    Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”), and planning, research and advice supporting the Company’s efforts to maximize the tax efficiency of its operations (“planning”). For the fiscal years ended December 31, 2004 and December 31, 2003, payments for compliance totaled $1,475,000 and $1,006,000, respectively, and payments for planning were $926,000 and $68,000, respectively.

All Other Fees.    This category includes minor ministerial duties related to statutory filings in foreign countries in 2003, and “Best Practices” software license fees in 2004 and 2003.

THE AUDIT COMMITTEE

John Sherman, Jr., Chairman

Lloyd B. Andrew

J. Alfred Broaddus, Jr.

Seymour S. Preston III

March 1, 2005

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board and Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2006 annual meeting of shareholders must present such proposal to the Company’s Secretary at the Company’s principal office at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 25, 2005, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company anticipates holding the 2006 annual meeting on Wednesday, April 19, 2006.

The Company’s bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board by delivering written notice to the Secretary of the Company. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day nor earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.

The shareholder’s notice must include

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2005 annual meeting is to be held on April 20, 2005, the Secretary of the Company must receive written notice of a shareholder proposal to be acted upon at the 2006 annual meeting not later than the close of business on January 20, 2006 nor earlier than the close of business on December 21, 2005.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the Company’s bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in the Company’s proxy statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and the Company’s Annual Report on Form 10-K are available on the Company’s Internet website at http://www.albemarle.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Corporate Secretary, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Investor Relations, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219 or by telephoning (804) 788-6045.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report on Form 10-K by contacting the Company’s investor relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth in this proxy statement. However, if any other matters properly come before the meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

ALBEMARLE

CORPORATION

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, 011 44101-4301

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253

Vote by Telephone

Call Toll-Free using a

Touch-Tone phone:

1-888-693-8683

Vote by Internet

Access the Website and

Cast your vote:

http://www.cesvote.com

Vote by Mail

Return your proxy

in the Postage-Paid

envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 19, 2005 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

ñ Please fold and detach card at perforation before mailing. ñ

Albemarle Corporation

Proxy for Annual Meeting of Shareholders to be held on April 20, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Floyd D. Gottwald, Jr., Seymour S. Preston III and William M. Gottwald, or any of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 20, 2005, and at any and all adjournments or postponements thereof.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Date: , 2005

Signature(s) of shareholder(s)

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

(Continued on the other side)

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.

ñ Please fold and detach card at perforation before mailing. ñ

☒ Please mark your vote as in this example.

1. Election of Directors

FOR all nominees listed below

(except as indicated to the contrary below)

WITHHOLD AUTHORITY

to vote for all nominees below

Nominees:

(01) J. Alfred Broaddus, Jr.

(02) Floyd D. Gottwald, Jr.

(03) John D. Gottwald

(04) William M. Gottwald

(05) Richard L. Morrill

(06) Seymour S. Preston III

(07) Mark C. Rohr

(08) John Sherman, Jr.

(09) Charles E. Stewart

(10) Anne Marie Whittemore

INSTRUCTIONS: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2 The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

Until contrary notice is given to the Company, I consent to access all future proxy statements and annual reports issued by the Company over the Internet.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.